[LOGO] PROGRESS ENERGY EXHIBIT 99.1

NEWS RELEASE

Progress Energy Announces First Quarter Results;

RALEIGH, N.C. (April 24, 2002) – Progress Energy [NYSE: PGN] today reported consolidated net income of $132.5 million, or $0.62 per share for the first quarter of 2002. Excluding one-time and non-operating charges, earnings were $0.77 per share for the quarter compared to $0.88 per share for first quarter 2001. Earnings for the quarter included a one-time retroactive revenue refund of $35 million, or a decrease of $0.10 per share, as a result of Florida Power’s rate settlement. The company’s synthetic fuel investments create intra-period tax allocations that decreased EPS by $0.10 and CVO mark-to-market adjustments that increased EPS by $0.05, for a net decrease of $0.05 per share for the quarter.

Five primary factors drove the year-over-year difference of $0.11 per share. First, weather was milder in 2002 and resulted in lower retail and wholesale sales, particularly at CP&L. Second, O&M expenses were lower in 2001 due to a high personnel vacancy rate that existed when the company’s acquisition of Florida Progress closed in November 2000. Third, the common stock issuance in August 2001 resulted in dilution. Fourth, economic conditions reduced sales to industrial customers. Fifth, goodwill amortization was eliminated in 2002, which partially offset the above factors.

Progress Energy, Inc. Reconciliation of Ongoing Earnings March 31, 2002

	Q1 2002	Q1 2001
Reported earnings	$0.62	$0.77
One-time retroactive revenue impact*	0.10	—
Intra-period tax allocation	0.10	0.10
CVO mark-to-market	(0.05)	0.01

Ongoing earnings	$0.77	$0.88

Shares outstanding (000s)	212,979	199,799

*Due to Florida Power’s rate settlement

SIGNIFICANT RECENT DEVELOPMENTS

Florida Rate Case

In March 2002, Florida Power, the Office of Public Counsel and other intervening parties reached a settlement in the company’s rate review. The settlement provides an opportunity to realize solid earnings growth at Florida Power through service quality enhancements, productivity gains and revenue growth. On April 23, 2002, the Florida Public Service Commission voted to approve this agreement, which will become effective on May 1, 2002.

NRC Data Request

Earlier this month, the company filed a response to an industry-wide request from the Nuclear Regulatory Commission concerning potential degradation of the reactor vessel head of pressurized water reactors (PWRs). Inspections of the vessel heads at the company’s PWR plants were performed during previous outages. At the Crystal River plant, one nozzle was found to have a crack and was repaired; however, no degradation of the reactor vessel head was identified. Current plans are to replace the reactor vessel head at Crystal River during its next regularly scheduled refueling outage in 2003. At the Robinson plant, an inspection was completed and no penetration nozzle cracking was identified, and there was no degradation of the reactor vessel head. At the Harris plant, sufficient inspections were completed during the last refueling outage to conclude there is no degradation of the reactor vessel head. (Note: The Brunswick units are boiling water reactors and are not affected by this issue.)

Wholesale Power Supply Contracts

CP&L signed two wholesale power supply agreements in March. The Public Works Commission of the city of Fayetteville, NC, renewed a nine-year deal with CP&L to supply approximately 300 megawatts of electricity to the municipal utility beginning in July 2003. The city of Seneca, SC, signed a new seven-year, wholesale power supply agreement with CP&L to provide 40 megawatts of electricity beginning in May 2002.

Progress Ventures – Financing

Progress Ventures closed a $440 million non-recourse portfolio project financing. The portfolio represents approximately 2,500 megawatts of natural gas-fired generation in Georgia, Florida and the Carolinas.

Holding Company Debt Issuance

On April 11, 2002, Progress Energy sold $800 million of unsecured senior notes composed of two tranches, $350 million due in five years and $450 million due in ten years. The bond proceeds were used to pay down outstanding commercial paper.

Rating Agency Actions

On March 28, 2002, Standard & Poor’s affirmed Progress Energy’s corporate rating (BBB+) and revised its outlook on the company from stable to negative. On April 10, 2002, Moody’s Investor Services revised its outlook on the company’s senior unsecured debt (Baa1) from stable to negative. Moody’s Investor Services held the outlook stable on all other ratings of the company and its rated subsidiaries.

LINE OF BUSINESS FINANCIAL INFORMATION

CP&L Electric

CP&L electric energy operations contributed earnings of $85.5 million for the quarter compared to $121.5 million for the same period last year. Factors contributing to this quarter’s results were higher O&M expenses over the first quarter of 2001, mild weather and a continued weakness in industrial and wholesale sales, as shown in the table below.

CP&L electric operations include $7.6 million in earnings related to energy marketing and trading activities for the first quarter compared to $13.6 million for the same period last year. These activities are managed on behalf of the utility by Progress Ventures business unit, and the earnings are also included in Progress Ventures business unit’s earnings.

Florida Power

Florida Power electric energy operations had earnings of $57.7 million for the quarter compared to $71.6 million for the same period last year. Quarterly earnings were negatively affected by the outcome of the rate case settlement, which included a one-time retroactive revenue refund of $35 million. This quarter’s results were positively impacted by lower ongoing depreciation expense (in accordance with the rate case settlement) and increased revenues from customer growth and usage, partially offset by mild weather. Please see the table below for a breakdown of sales by customer class.

Florida Power electric operations include $2.6 million in earnings related to energy marketing and trading activities for the first quarter compared to $8.4 million for the same period last year. These activities are managed on behalf of the utility by Progress Ventures business unit, and the earnings are also included in Progress Ventures business unit’s earnings.

Electric Utility Kilowatt Hour Sales by Class

CP&L Sales for the Quarter Ended March 31, 2002			Florida Power Sales for the Quarter Ended March 31, 2002

Sales (in billions of kWh)	Q1 2002	% Change from Q1 2001	Sales (in billions of kWh)	Q1 2002	% Change from Q1 2001

Residential	4.0	(7.6)%	Residential	4.0	(7.9)%

Commercial	2.8	(2.2)%	Commercial	2.5	1.4%

Industrial	3.0	(7.1)%	Industrial	0.9	(9.9)%

Government	0.3	(6.2)%	Government	0.6	0.8%

Wholesale	3.3	(4.6)%	Wholesale	1.0	(23.8)%

Unbilled	(0.2)	—	Unbilled	—	—

Total	13.2	(2.3)%	Total	9.0	(2.0)%

Progress Ventures

The Progress Ventures business unit had net income of $49.7 million in the first quarter compared to $63.7 million for the same period last year. Total synthetic fuel sales were 3.0 million tons for the quarter compared to 2.9 million tons for the same period last year. The company anticipates total synthetic fuel production of 12 to 13 million tons for the year.

In June of this year, Progress Ventures expects to bring new units totaling approximately 320 megawatts online at the DeSoto plant. When these additions are combined with the Walton plant acquired from LG&E earlier this year, Progress Ventures will have an additional 780 megawatts in operation this summer over last summer, and a total of over 1,500 megawatts in operation. Both of these plants have multi-year power purchase agreements.

Progress Rail

Progress Rail reported revenues of $169.9 million and a net loss of $0.7 million for the quarter compared to revenues of $224.2 million and a net loss of $2.1 million in first quarter 2001. The difference was primarily due to the sale of certain assets in 2001 and a decrease in O&M expenses. Since Progress Rail was classified as net assets held for sale as of December 31, 2000, its results were not included in consolidated Progress Energy first quarter 2001.

Other

North Carolina Natural Gas (NCNG) contributed $8.4 million to first quarter earnings compared to $7.5 million in the same period last year. The increase was due to improved margins partially offset by higher O&M expenses over the first quarter last year.

Progress Telecom, including CaroNet’s operations, recorded revenues of $15.6 million and a net loss of $3.9 million for the quarter compared to revenues of $14.8 million and a net loss of $1.9 million for the same period last year. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter were ($0.2) million compared to $1.1 million for the same period last year.

Corporate results, which primarily include interest expense on holding company debt, posted an operating loss of $51.0 million for the quarter, compared to an operating loss of $81.7 million for the same period last year. The improvement resulted mainly from the elimination of goodwill amortization, which was $22.6 million in first quarter 2001.

NON-OPERATING ADJUSTMENTS ASSOCIATED WITH SYNTHETIC FUELS

Intra-period Tax Allocation

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company’s estimated annual tax rate. The tax credits generated from synthetic fuel operations reduce Progress Energy’s overall effective tax rate. The company’s synthetic fuel earnings are not subject to seasonal fluctuation to the same extent as the electric utility earnings are. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, raises or lowers the credits recorded in that quarter to reflect the projected tax rate. On the other hand, operating losses incurred to produce the tax credits are included in the current quarter. The resulting tax adjustment decreased earnings per share by $0.10 for the quarter. These adjustments will reverse over the balance of the year, resulting in no impact to the company’s annual earnings.

Contingent Value Obligation (CVO) Mark-to-Market

In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right to receive contingent payments based on production above certain levels of the four synthetic fuel facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The payments, if any, are based on the net after-tax cash flows the facilities generate. The CVOs are debt instruments and are valued at market value. Unrealized gains and losses from changes in market value are recognized in earnings each quarter. The CVO mark-to-market increased earnings per share by $0.05 for the quarter. Since the company does not have any control over the market price of the CVOs, it does not consider the mark-to-market adjustment a component of ongoing earnings.

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This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Examples of risk factors that you should consider with respect to any forward-looking statements made in this press release include, but are not limited to, recent activities such as the ability to consummate the proposed acquisition of Westchester Gas Company and to realize the potential benefits of this acquisition. Risk factors are detailed from time to time in the companies’ SEC reports. All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond the ability of the company to control or estimate precisely.